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                                      - 1 -                       Exhibit 99 (c)
PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:          Laura Martin
                  Marketing & Sales Assistant of Stearns & Lehman
                  ( 419 )522-2722

                      OSCARS JOINS STEARNS & LEHMAN FAMILY

MANSFIELD, OHIO, OCTOBER 8, 1999 - Stearns & Lehman, Inc. ( NASDAQ: SLHN ), a world-class manufacturer of specialty flavoring syrups, smoothies, granitas, and other specialty beverage products, announced today that as of October 1, 1999 the acquisition of Oscar Skollsberg's Food Technique Limited is complete.

Pursuant to the terms of a Share Purchase Agreement ("Agreement"), dated October 1, 1999, between Stearns & Lehman, Inc. (the "Company") and Wargo Holdings Ltd. ("Wargo"), the Company's newly established Canadian subsidiary 19035 Yukon Inc. ("Yukon") acquired all of the outstanding shares of Oscar Skollsberg's Food Technique Limited ("Oscars"), a Canadian Company registered in British Columbia. Oscars is in the business of producing and marketing coffee and espresso flavoring syrups throughout Canada, the United States and several foreign countries. Oscars reported unaudited sales of $1,827,551 CDN and unaudited net income of $83,167 CDN for the calendar year ended December 31, 1998.

As consideration for the shares of Oscars, the Company paid $1,205,000 CDN plus or minus adjustments pursuant to terms in the Agreement. The Agreement indicates that the purchase price will be adjusted upwards or downwards by the amount in which the Net Equity of Oscars differs from $161,291 CDN as of close of business on September 30, 1999. Yukon used funds available under a business loan agreement with a bank guaranteed by the Company. This loan agreement provided $800,000 U.S.

In addition, in conjunction with the Agreement, Jan Skollsberg signed a non-competition agreement dated October 1, 1999 Mr. Skollsberg will not directly or indirectly manufacture, procure, sell, or distribute any products or services materially similar to those products of Oscars' or the Company's for a period of four years. In consideration for this non-competition agreement, the Company will pay Mr. Skollsberg $13,350 CDN per month for the four year period.

According to Bill Stearns, President of Stearns & Lehman, "Our acquisition of Oscars shows our commitment to International business as well as to the Canadian coffee market. International growth is a stepping stone to market diversification for Stearns & Lehman, Inc. and I'm excited about the possibilities that Oscar brings to our outstanding array of products. Oscars will continue as a Canadian flavoring syrup leader with our innovative thinking and product development to support them. "


Stearns & Lehman is engaged in the business of developing, manufacturing and marketing specialty food products, including coffee and espresso flavorings, syrups, specialty frozen beverage products, oils and toppings, extracts, flavorings, sauces, dressings, and specialty sugars. The Company's customer list includes a number of America's top specialty coffee retailers and restaurants. Stearns & Lehman sells its' products throughout the United States and in certain foreign countries, including Australia, Canada, Egypt, England, Israel, Japan, Mexico, New Zealand, Saudi Arabia, Singapore, and the United Arab Emirates.

For further information, visit the Company's web site at www.stearns-lehman.com.
                                                         -----------------------

Except for the historical information herein, the matters set forth in this press release are forward looking statements within the meaning of "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertain ties that may cause actual results to differ materially. These risks are detailed in the Company's period reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent of obligation to update these forward-looking statements.